FOR IMMEDIATE RELEASE

NEXMED REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

East Windsor, NJ, November 9, 2006—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its NexACT® transdermal drug delivery technology, today announced its third quarter 2006 financial results. For the quarter ending September 30, 2006, the Company recorded revenue of $446,268 which was primarily attributable to the revenue recognized for the Novartis licensing agreement. For the quarter, the net loss applicable to common stock was $1,987,835 or $0.03 per share, as compared to $3,493,054 or $0.07 per share for the same period in 2005. The decrease in net loss applicable to common stock is primarily attributable to the reduction in overhead and decreased spending on NM100060, our nail lacquer product for onychomycosis, as Novartis has taken over all future development. As of September 30, 2006, the Company had approximately $6 million in cash and short term investments.

Conference Call

NexMed’s third quarter conference call is scheduled for Friday, November 10, 2006 at 9:00 a.m. EST. At that time, management will review, among other things, third quarter financial results and developments with respect to advances of its partnered anti-fungal product in 2006. The Company intends to file its Form 10-Q for the quarter ended September 30 on November 9, 2006. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 219525 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=111143 .

About NexMed, Inc.
NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

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Company Contact: Deborah Carty NexMed, Inc. (609) 371-8123, ext: 159 dcarty@nexmed.com	Investor Relations: Paula Schwartz Rx Communications Group, LLC (917) 322-2216 pschwartz@rxir.com